ADVISORY HEDGED OPPORTUNITY FUND

Proxy Summary Statement

March 31, 2005

Here is a brief overview of the change being recommended for Advisory Hedged Opportunity Fund (the "Trust"). We encourage you to read the full text of the enclosed proxy statement.
 m I being asked to y am I being asked to vote?

Q: Why am I being asked to vote?

Funds are required to get shareholders' votes for certain matters like the one included in this proxy statement. You have a right to vote on these items either by mailing your proxy card, calling a toll-free number or responding by electronic mail.

Q: What am I being asked to vote on?

You are being asked to vote on one item, specifically the election of Fund Trustees. We encourage you to read the full text of the proxy statement to obtain a more detailed understanding of this voting item and the proposed candidates.

Q: Is my vote important?
Absolutely! While the Board has reviewed this item and recommends that you approve it, you have the right to voice your opinion.

Q: What do Board members do?
Board members represent the interests of the shareholders and oversee the management of the Fund.

Q: How does the Board recommend that I vote?
After careful consideration, the Board recommends that you vote FOR the proposal.

Q: How do I vote?
You can vote in one of four ways:
1. By mail with the enclosed proxy card
2.    By telephone
3.    By electronic mail
4.    In person at the meeting

Please refer to the enclosed voting instruction card for the telephone number and internet address.

Q: Whom should I call if I have questions?
If you have questions about any of the issues described in the proxy statement or about voting procedures, please call your financial advisor or call the Fund toll free at (800) 390-1560.

ADVISORY HEDGED OPPORTUNITY FUND
50210 AXP Financial Center

Minneapolis, MN 55474

NOTICE OF REGULAR MEETING OF SHAREHOLDERS

To be held May 25, 2005

Advisory Hedged Opportunity Fund will hold a shareholders' meeting at 10:00 a.m. on May 25, 2005, at American Express Financial Center, 200 7th Street South, Minneapolis, MN. The purpose of the meeting is to consider the issue described in the following pages. You are entitled to vote at the meeting if you were a shareholder on February 28, 2005. Please read the proxy statement and vote immediately by mail, telephone or electronic mail, even if you plan to attend the meeting. Just follow the instructions on the enclosed proxy card. It is important that you vote. The Board recommends that you vote FOR each proposal.

By Order of the Board of Trustees

Peter A. Gallus

Vice President and Secretary

March 31, 2005